Exhibit 99.1

Aimmune Therapeutics Reports on Up-Dosing in Its Ongoing Phase 3 PALISADE Trial of AR101 for Peanut Allergy

— Final Study Visits Projected Around Year-End 2017; Topline Data Expected in the First Quarter of 2018 —

—	More Than 97 Percent of Patients Currently On Study Are Through the Up-Dosing Phase —

BRISBANE, California, June 12, 2017 — Aimmune Therapeutics, Inc. (Nasdaq: AIMT), a biopharmaceutical company developing treatments for life-threatening food allergies, today announced that, in the ongoing Phase 3 PALISADE trial of AR101, more than 97 percent of patients currently on study have completed up-dosing. AR101 is Aimmune’s proprietary, investigational biologic oral immunotherapy for desensitization of patients with peanut allergy.

PALISADE is a double-blind, placebo-controlled trial designed to investigate the efficacy and safety of AR101 in peanut-allergic children, adolescents, and adults. A total of 554 peanut-allergic patients, ages 4-49, were randomized to receive either AR101 or placebo for approximately six months of up-dosing followed by six months of maintenance therapy. Aimmune remains blinded to data from the trial. Based on observations of aggregated data to date, Aimmune expects that the percentage of patients completing the entire study (up-dosing and maintenance) will be well ahead of the powering calculations behind the study design.

“We are very pleased with our ongoing progress in PALISADE,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “Although the study is still blinded, we can estimate from the blended rate of discontinuations to date that the proportion of AR101-treated patients successfully completing up-dosing in PALISADE appears to be similar to what we observed in Phase 2. This is very pleasing in the context of a much larger trial (554 vs. 55 patients) and a much larger number of treatment centers in PALISADE compared to Phase 2 (74 vs. 8 centers). It’s also a positive signal for the potential application of AR101 into a broader patient population represented by a mix of academic and community centers in Phase 3. Such scalability is an important component of a viable treatment option for meeting the needs of peanut-allergic patients.”

With the vast majority of patients now successfully through up-dosing in PALISADE, Aimmune estimates that final study visits will be completed around year-end 2017, and that topline data will be available in the first quarter of 2018.

About Phase 2 Trials of AR101

In Phase 2 trials, 80 percent of patients (44 of 55 patients) successfully completed up-dosing with AR101; of those, 98 percent and 80 percent tolerated 300 mg and 600 mg of peanut protein, respectively, at the six-month, double-blind placebo-controlled food challenge (DBPCFC) versus 19 percent and zero percent, respectively, in the placebo group. For reference, the primary efficacy endpoint in PALISADE is the proportion of patients tolerating at least 600 mg of peanut protein in the DBPCFC after up-dosing and six months of maintenance therapy.

In Phase 2 trials, 90 percent of treatment-related adverse events were mild; the rest were moderate. A clear time-dependency of the AR101 tolerability profile was observed, such that the incidence of adverse events decreased progressively with prolonged dosing. A total of 10 patients (18 percent) discontinued early during up-dosing due to predominantly mild but persistent gastrointestinal symptoms, which all resolved within three weeks of discontinuation of AR101. These patients all had peanut-specific IgE levels above 100 kUA/L at baseline prior to starting therapy.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to achieve meaningful levels of protection by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age and is currently being evaluated in Phase 3 clinical trials. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations regarding its PALISADE trial of AR101, including that the percentage of patients completing the trial will be ahead of the powering calculations behind the study design, that the proportion of AR101-treated patients successfully completing up-dosing in PALISADE appears to be similar to what was observed in Phase 2, that final study visits will be completed around year-end 2017 and that topline data for the trial will be available in the first quarter of 2018; Aimmune’s expectations on the potential application of AR101 into a broader patient population represented by a mix of academic and community centers; Aimmune’s expectations regarding the potential benefits of AR101; and Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Stephanie Yao

(650) 351-6479

syao@aimmune.com